As filed with the Securities and Exchange Commission on May 22, 2014
Registration No. 333-85509
Registration No. 333-93801

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-85509
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-93801

UNDER THE SECURITIES ACT OF 1933

TECH DATA CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-1578329 (I.R.S. Employer Identification No.)

5350 Tech Data Drive
Clearwater, Florida 33760
(Address of registrant’s principal executive offices)

Tech Data Corporation Retirement Savings Plan
Tech Data Corporation 401(k) Savings Plan
(Full title of the Plan)

Jeffery P. Howells
Executive Vice President and Chief Financial Officer
Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 33760
727-539-7429
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Tech Data Corporation (the “Registrant”):

On August 18, 1999, the Registrant filed a Form S-8 Registration Statement (Registration No. 333-85509) pursuant to which it registered an aggregate of 500,000 shares of common stock under its Tech Data Corporation Retirement Savings Plan (the “Retirement Savings Plan”).

On December 29, 1999, the Registrant filed a Form S-8 Registration Statement (Registration No. 333-93801) pursuant to which it registered an aggregate of 500,000 shares of common stock under its Tech Data Corporation 401(k) Savings Plan (the “Plan”), including an indeterminate amount of Plan interests.

The Plan, a defined contribution plan adopted January 1, 2000, and amended and restated January 1, 2003 and January 1, 2006, is a result of the merger of the Retirement Savings Plan and the Tech Data Corporation Employee Stock Ownership Plan (the “ESOP”), both defined contribution plans, into this Plan.

The Plan, as of December 31, 2012, terminated the option to invest in shares of the Registrant’s common stock. The Registrant directed the Plan’s Trustee to liquidate all participant balances held in its common stock under the Plan and upon completion of the liquidation and settlement of all common stock, to invest the proceeds in another investment option offered by the Plan. On December 31, 2012, all participant balances held in the Registrant’s common stock were fully liquidated. Effective at the close of business on January 2, 2013, all participant contributions previously directed to the Registrant’s common stock were invested in the Fidelity Freedom Fund.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold, the Registrant hereby de-registers any and all common stock registered with respect to the Retirement Savings Plan and the Plan and Plan interests not sold pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on May 22, 2014.

TECH DATA CORPORATION

By:	/s/ Jeffery P. Howells
	Name:	Jeffery P. Howells
	Title:	Executive Vice President and Chief Financial Officer

 Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements with respect to the Registrant in reliance upon Rule 478 under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on May 22, 2014.

TECH DATA CORPORATION 401(k) SAVINGS PLAN

By:	/s/ Charles V. Dannewitz
	Name:	Charles V. Dannewitz
	Title:	Senior Vice President and Chief Financial Officer, the Americas

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